UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ECOLOGY AND ENVIRONMENT, INC.

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On March 27, 2017, Ecology and Environment, Inc. issued a Letter to Shareholders, a copy of which is provided below.

March 27, 2017 Dear Fellow Shareholder: One of Ecology and Environment, Inc.’s (the “Company” or “E & E”) shareholders, Mill Road Capital II L.P. and its affiliates (collectively “MRC”), has launched an effort to solicit proxies to elect its two Class A director nominees to the Board of Directors (the “Board”), in opposition to the Board’s two highly qualified Class A director nominees. The truth is that MRC is an activist private equity fund and buy-out shop that we believe is committed to waging a self-serving and distracting proxy campaign, for the sole purpose of enriching itself to the detriment of all other shareholders. MRC has publicly stated its interest in buying the Company on terms that the Board deemed completely opposed to the best interests of the Company’s long-term shareholders. By waging this proxy contest, we believe MRC is seeking to plant its agents on the Board to assist in engineering a go-private transaction. If allowed, we believe shareholders would receive a one-time payout of the lowest price per share MRC can negotiate – with its own representatives participating on the Board during the negotiation process. We expect that MRC would seek to quickly “flip” the Company at a considerable profit, since it obviously does not have the capability itself to operate such a complex, science-based and service-oriented enterprise. MRC’s intent poses a serious conflict of interest that does not have your best interests in mind. MRC IS PURSUING A SELF-SERVING AGENDA TO SELL E & E TO ITSELF AND DEPRIVE YOU OF YOUR INVESTMENT OPPORTUNITY YOUR VOTE IS IMPORTANT VOTE “FOR” THE E & E BOARD NOMINEES ON THE WHITE PROXY CARD TODAY

MRC has provided information that completely misrepresents the Company’s financial position. MRC’s claims are simply not true. The Board and management team are continuing to build a strong company. Four years ago, the Company found itself at a critical juncture: it was a time of transition, and the Board made the decision to integrate three new Board members and restructure the management team in key CEO and COO positions. Over the past four years, E & E’s refreshed Board and restructured management team have made fundamental changes to its business and initiated a number of constructive, strategic initiatives to refocus the Company to achieve profitable growth, while still staying true to the Company’s core environmentally responsible ethos that has been central to its success to date. These initiatives include: MRC IS MISLEADING SHAREHOLDERS: THE BOARD HAS INITIATED DECISIVE ACTION TO ACHIEVE LONG-TERM PROFITABILITY AND THE COMPANY IS POISED FOR GROWTH YOUR VOTE IS IMPORTANT VOTE “FOR” THE E & E BOARD NOMINEES ON THE WHITE PROXY CARD TODAY ecology and environment, inc. Eliminating non-performing subsidiaries whose asbestos remediation and coal mining markets in the U.S. and environmental consulting markets internationally were no longer viable, relevant or beneficial to the long-term profitability of the Company; Discontinuing various projects in China, the Middle East and Northern Africa to focus on profitable growth areas; Significantly improving the Company’s efficiency, reducing indirect operating costs by $17 million (29%) over the period from 2013 to 2016; Expanding service offerings in growing areas such as resiliency, sea level rise and sustainability planning, water resources, coastal restoration, and permitting of off-shore wind and renewable energy facilities. We are well positioned to seize emerging world-wide opportunities as economies recover from recent economic downturns; Establishing a corporate development team in FY2016 for cultivating growth opportunities through strategic business partnerships and investments; and Making investments in strategic hires and technologies, and actively developing acquisition opportunities that will improve E & E’s alignment to future marketplace opportunities and provide revenue growth.

ecology and environment, inc. These strategic initiatives aimed at refocusing the Company are exhibiting substantial progress, and we believe all E & E shareholders will continue to benefit from these actions in the years to come. As stated in our previous letter to shareholders, dated March 15, we reduced Company debt by more than 90% and increased our cash position to more than $11 million by 2016. The Company returned a significant portion of capital to shareholders by paying a cumulative total of more than $10 million of dividends to shareholders during fiscal years 2012 through 2016 alone. It is important to note that MRC’s selective use of gross profit (sometimes referred to as gross margin) as the basis for evaluating the Company’s financial performance is entirely misleading because it fails to take into account the significant indirect costs/expense reductions the Company has achieved. In fact, total net income attributable to E & E actually improved by $2.3 million between 2014 and 2016, from a loss of $1.4 million to income of $0.9 million, despite reductions in net revenues as certain non-performing operations were discontinued and a global economic downturn reduced revenues in two of the Company’s principal market sectors, mining and energy development. The Company achieved substantial improvements in financial performance despite these macroeconomic headwinds, restoring the Company to profitability and greatly improving the Company’s net cash position. The financial results for the first half of fiscal year 2017 are also encouraging, which show a continuing trend of E & E’s return to profitability. The charts below demonstrate the significant cost reductions the Company has achieved and the efforts to reposition the Company to restore profitability. DON’T BE MISLED BY MRC: E&E IS NOW A STRONGER COMPANY, BOTH FINANCIALLY AND IN ITS STRATEGIC DIRECTION AND PURPOSE. YOUR VOTE IS IMPORTANT VOTE “FOR” THE E & E BOARD NOMINEES ON THE WHITE PROXY CARD TODAY

We recognize that many shareholders invested in E & E because they believe in the Company’s future potential. E & E’s shareholders should be rewarded for their investment – not cut out of the Company at the very point when it is best positioned for the future. In accordance with the Company’s Restated Articles of Incorporation and Restated Bylaws (the “Bylaws”), all shareholders have equal financial benefits. When stock prices rise, all shareholders get the same rise in stock value; all shareholders, regardless of stock class, also receive the same dividends. The 30-year track record of consecutive dividends demonstrates E & E’s steadfast commitment to both Class A and B shareholders. While MRC has attempted to question the liquidity of Class A shares, it is important to note that MRC was able to readily acquire more than 400,000 shares over the past few years, and other institutional investors have bought and sold Class A shares in comparable amounts over that period. Clearly, Class A shareholders enjoy sufficient liquidity to address their respective investment needs. The Board and management team are also committed to investing in the Company’s future by improving its corporate governance. The Board has demonstrated this commitment by appointing a senior compliance officer, revising the Bylaws and creating a Nominating and Governance Committee of the Board. The Board and management team are in the process of enhancing the Company’s longstanding commitment to ethical business conduct by developing a new Code of Conduct, which we expect will be released this Spring. We also know that many E & E shareholders have invested in E & E because they believe in the Company’s environmental mission and core values. Indeed, environmental issues increasingly are global and pose challenges to governments and corporations. E & E has earned an unequaled reputation that we believe is unique to the environmental consulting industry by providing objective, science-based services to its clients. Good leadership by our very professional staff, many of whom have chosen to commit their careers of over 25 years to E & E, better assures continuation of success in an expanding marketplace. This employee loyalty speaks volumes to the strong commitment of staff to the Company’s environmental values. Our vision and plan is to grow by providing a comprehensive suite of much-needed ecological and environmental services – and enhancing and continuing the benefits to our shareholders in doing so. CLASS A SHAREHOLDERS CONTINUE TO REALIZE THE BENEFITS OF A LIQUID INVESTMENT WITH A STRONG DIVIDEND HISTORY YOUR VOTE IS IMPORTANT VOTE “FOR” THE E & E BOARD NOMINEES ON THE WHITE PROXY CARD TODAY ecology and environment, inc.

We believe MRC’s agenda of implementing a go-private transaction is directly adverse to Class A shareholders’ interests: MRC HAS PROVIDED NO INSIGHT INTO HOW THEIR LESS-QUALIFIED NOMINEES WOULD BENEFIT SHAREHOLDERS YOUR VOTE IS IMPORTANT VOTE “FOR” THE E & E BOARD NOMINEES ON THE WHITE PROXY CARD TODAY ecology and environment, inc. If the MRC candidates are allowed to implement MRC’s go-private agenda, Class A shareholders would be eliminated altogether; Such a transaction would eliminate ongoing investment opportunities and liquidity for all shareholders; We believe that MRC’s motivation is to profit at the expense of all other shareholders: MRC has an interest in taking the Company private by buying outstanding shares at a price that is as low as possible, and then “flipping” the Company to a third party at a considerable profit to MRC. E & E is a complex, unique public environmental company with a promising future. It provides environmental consulting services to solve complex, global environmental problems and accommodate its public and private client needs in a highly competitive and ever-expanding marketplace. In short, the future of the Company as a publicly traded, world-class, independent environmental consulting company capable of and committed to earning profits for you, its shareholders, is at stake. YOUR VOTE WILL MAKE A DIFFERENCE.

HOW CAN YOU PROTECT YOUR INVESTMENT? Don’t allow MRC’s less qualified nominees to join the Board and push their self-serving agenda. Instead, vote for E & E’s two Class A nominees, Michael S. Betrus and Robert J. Untracht, who offer exceptional skillsets in environmental consulting, finance, mergers and acquisitions, governance and other directly relevant areas. Protect the value of your investment in E & E by voting the WHITE proxy card TODAY. Please do not return or otherwise vote any green proxy card sent to you by MRC. Your vote is extremely important, no matter how many shares you own. If you are a shareholder of record and wish to vote by proxy, you can vote in one of the following ways: •By Mail: you may vote by mail by marking, dating and signing your WHITE Proxy Card in accordance with the instructions on it and returning it by mail in the pre-addressed stamped reply envelope provided with the proxy materials. The WHITE Proxy Card must be received prior to the start of the Annual Meeting. •By Telephone: by following the telephone voting instructions included on the WHITE Proxy Card at any time until 11:59 p.m., Eastern Standard Time, on April 19, 2017. •By Internet: by following the internet voting instructions included on the WHITE Proxy Card at any time until 11:59 p.m., Eastern Standard Time, on April 19, 2017.    On behalf of your Board of Directors and management team, we thank you for your continued support. Sincerely, Frank B. Silvestro Gerard A. Gallagher III Chairman Chief Executive Officer Cc: Vinson & Elkins L.L.P. is serving as special proxy contest counsel to E & E. David H. Alexander, Outside General Counsel, Gross Shuman Brizdle and Gilfillan, PC YOUR VOTE IS IMPORTANT VOTE “FOR” THE E & E BOARD NOMINEES ON THE WHITE PROXY CARD TODAY ecology and environment, inc.

Important Additional Information E & E, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s annual meeting of shareholders scheduled to be held on April 20, 2017. The Company has filed a definitive proxy statement and proxy cards with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of participants in this solicitation by the Company, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available for no charge at https://www.proxydocs.com/EEI, by writing to the Company at 368 Pleasant View Drive, Lancaster, NY 14086 or by calling the Company’s proxy solicitor, D.F. King, at 1 (800) 628-8536. Forward-Looking Statements Information presented in this communication contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. All statements relating to events or results that may occur in the future, including, but not limited to, current expectations, estimates, forecasts and projections about the industries in which we operate and the beliefs and assumptions of our management, the Company’s future costs of solicitation, record or meeting dates, compensation arrangements, business objectives, company policies, corporate governance practices as well as capital and corporate structure (including major shareholders, board structure and board composition), are forward-looking statements. Forward-looking statements generally can be identified by words such as “expect,” “will,” “change,” “intend,” “target,” “future,” “anticipate,” “to be,” “goal,” “project,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” and similar expressions. These statements are based on numerous assumptions and involve known and unknown risks, uncertainties and other factors that could significantly affect the Company’s operations and may cause the Company’s actual actions, results, financial condition, performance or achievements to be substantially different from any future actions, results, financial condition, performance or achievements expressed or implied by any such forward-looking statements. Those factors include, but are not limited to, (i) general economic and business conditions; (ii) changes in market conditions; (iii) changes in regulations; (iv) actual or potential takeover or other change-of-control threats; (v) the effect of merger or acquisition activities; (vi) changes in the Company’s plans, strategies, targets, objectives, expectations or intentions; and (vii) other risks, uncertainties and factors indicated from time to time in the Company’s reports and filings with the SEC including, without limitation, most recently the Company’s Annual Report on Form 10-K for the period ended July 31, 2016, under the heading Item 1A - “Risk Factors” and the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company does not intend, and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, the change of circumstance or otherwise. Each forward-looking statement contained in the Company’s proxy statement is specifically qualified in its entirety by the aforementioned factors. You are advised to carefully read the Company’s proxy statement in conjunction with the important disclaimers set forth above prior to reaching any conclusions or making any investment decisions. Your Vote Is Important If you have any questions or require any assistance with respect to voting your shares, please contact the Company’s proxy solicitor at the contact listed below: D.F. King 48 Wall Street, 22nd Floor, New York, NY 10005 Shareholders Call Toll Free: 1 (800) 628-8536 Banks and Brokers Call Collect: (212) 269-5550 Proxy materials can also be accessed at https://www.proxydocs.com/EEI